Liberty Star Uranium & Metals Corp

http://www.LibertyStarUranium.com

LBSU:OTCBB	LBV: Frankfurt

News Release 70

March 5, 2008

FOR IMMEDIATE DISSEMINATION

133.5 g/t (3.9 oz/t) Gold: Liberty Star's JV Partner Reports One of Sixteen Samples in 2007 Exploration Summary

TUCSON, Ariz.--(March 5, 2008 )--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB:LBSU) is pleased to announce that on February 11, 2008 Millrock Resources of British Columbia (TSX Venture: MRO), our Joint Venture Partner, released information regarding their 2007 exploration findings, including the Liberty Star Uranium & Metals Corp.’s Bonanza Hills Project in Alaska.

February 11, 2008: RE:”..........Reconnaissance Sampling..........”

“Bonanza Hills and King Tut

Millrock has also carried out reconnaissance surveys at its Bonanza Hills and King Tut properties, which are located northeast of the Pebble porphyry copper – gold – molybdenum deposit in southwest Alaska. These claim blocks are centered on geological, geochemical and geophysical features that may indicate the presence of copper-gold porphyry deposits. While no obvious signs of porphyry style mineralization or alteration were observed at Bonanza Hills, vein-style gold mineralization was noted in talus. The significance of the talus source has yet to be determined, but grab samples collected from the veins returned the following high grade results. Sixteen samples range from less then detectable (.005 g/t) to 133.5 g/t.

Rock Type	Au g/t	Ag g/t
Talus – vein	24.8	2.5
Talus – vein	133.5	9.3
Talus – vein	46.5	2.7
Talus – vein	78.0	5.4
Talus - vein	57.2	1.5

Little outcrop is exposed at King Tut. However, stream sediment samples anomalous in gold and copper were collected. Millrock plans further geological and geochemical surveys in the 2008 field season to determine the significance of the anomalous conditions. Drilling will be carried out if warranted."

Liberty Star is not affiliated with the “King Tut” property.

Please review Millrock’s entire news release and Safe Harbor Statements on their website: http://www.millrockresources.com.

Also from Millrock’s February 11 news release:

“About Millrock Resources Inc.

Millrock Resources Inc. is a TSX Venture Exchange listed company focused on exploration of mineral deposits in Alaska. Alaska is a highly prospective, largely under explored region, which boasts several world class deposits. Millrock’s goal is to target similar type deposits, through acquiring and exploring land packages that have the potential to host mineral deposits of global significance. To date, Millrock has acquired four promising projects, and intends on making further key acquisitions.”

About the Liberty Star Bonanza Hills Project

Liberty Star's Bonanza Hills project area, targeting high-grade gold with subordinate silver, is located approximately 65 miles from the village of Iliamna and about 40 miles northeast of our Big Chunk project area, or about 160 miles west-southwest of Anchorage. Bonanza Hills comprises 54 Alaska State quarter section mining claims, covering 13.5 square miles, which are 100% owned by the Company, with a small royalty due to the state of Alaska. Current JV Partner is Millrock Resources (MRO – TSX V) of Vancouver, British Columbia.

Liberty Star is very enthusiastic regarding the results of Millrock’s sampling. We look forward to further results from work pending the coming field season. It is worthy of note that 1.0 grams/tonne is equal to 0.029 troy ounces per ton which is the conversion factor to change grams per tonne to ounces per ton.

For the Board of Directors

James A. Briscoe

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward-looking statements. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this news release. Forward looking statements in this news release include that we are looking forward to further results from work pending by Millrock. Factors which may delay or prevent this from occurring include that Millrock does not proceed with further work, or that there may be misinterpretation of data; and despite encouraging results, there may be no commercially exploitable resource on our property. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers	AGORACOM.COM, The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Liberty Star Uranium & Metals Corp.	lbsu@agoracom.com
Phone (520) 731-8786
info@LibertyStarUranium.com
http://www.LibertyStarUranium.com